Exhibit 10(y)

December 19, 2007

Ms. Gina Boswell

835 S. Park Avenue

Hinsdale, IL 60521

Dear Gina:

I am delighted to confirm Alberto Culver’s offer of employment to you on behalf of our President and Chief Executive Officer, Jim Marino. We believe that you will find the Alberto Culver Company to be challenging and rewarding in terms of career growth and potential.

As discussed, this position will be President, Global Brand Equity. The terms of our offer are:

1.	Location:	Melrose Park, Illinois

2.	Salary:	$500,000 annually

3.	Starting Date:	TBD

4.	Benefits:	You will be eligible for all Company benefits appropriate to your position in the Company including our comprehensive medical and dental insurance programs as well as life insurance, 401 (k), and profit sharing. Your Group Health Plan becomes effective the first day of your employment. We will fully explain all of the benefits applicable to your position on the first day of your employment.

5.	Paid Time Off:	In a full calendar year, your vacation benefit will be three (3) weeks and nine (9) personal days in accordance with company policy.

6.	Management Incentive Plan:	You will participate in the Management Incentive Plan.

7.	Stock Options / Shareholder Value Incentive Plan:	You will be eligible to participate in the Alberto Culver Employees’ Stock Option Plan and Shareholder Value Incentive Plan in conjunction with Company Policy. For Fiscal 2008, you will receive a stock option grant of 70,000 shares and 150 SVIP units.

8.	Restricted Stock Sign On:	You will receive a Restricted Stock Grant of 12,000 shares effective on the first day of the month following your start date, in accordance with the provisions of the 2006 Restricted Stock Plan.

9.	Cash Sign On:	You will receive a one time payment of $100,000 with the understanding that this amount will be repaid to the Company if you voluntarily terminate in the first year of your employment with Alberto-Culver.

10.	Change in Control:	In the event of a change in control, you will qualify for 1.99 times your average W2 earnings, in accordance with the provisions of the Change in Control Severance Agreement.

This offer is contingent upon passing a drug screen. Please contact Anna Kociubinski, our Corporate Nurse, at 708-450-3082 as soon as possible to set up an appointment for your drug screen.

Please return to me a signed copy of this letter as acceptance of this employment offer. An overnight express envelope is included for your convenience.

We look forward to having you as part of the team. Our plan is to keep setting records, to see you develop your full potential, and to continue to improve the quality of our workplace.

Sincerely,

/s/ Mary Oleksiuk
Mary Oleksiuk
Vice President, Global Human Resources

cc: K. Madlinger, J. Marino

Acceptance:	/s/ Gina Boswell	Date:	1/4/08